Lake Shore Bancorp, Inc. Changes Location of its Annual Meeting of Shareholders

DUNKIRK, N.Y. – April 23, 2020 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”) announced today that it is changing the location of the upcoming annual meeting scheduled for Wednesday, May 20, 2020, to the Company’s headquarters at 31 East Fourth Street, Dunkirk, New York rather than the Clarion Hotel and Conference Center, 30 Lake Shore Drive East, Dunkirk, New York as reported in the proxy statement dated April 7, 2020. Although hotels are considered an essential business in New York State, the Executive Order 202.10 of New York Governor Andrew Cuomo prohibits non-essential gatherings of any kind.

The Company provided notice of a change to the location of the Company’s annual meeting of shareholders via the filing of additional proxy materials with the Securities and Exchange Commission.

Because of the current health risk of attending any public meeting, the Company is taking the very unusual step of asking that shareholders seriously consider not attending the annual meeting. The Company strongly urges shareholders to submit their proxies or votes in advance of the meeting using one of the available methods described in the proxy statement and on the Notice letter. The Notice letter previously distributed to shareholders will not be updated to reflect the change in location and may continue to be used to vote common shares in connection with the annual meeting. Routine legal requirements of the meeting will be carried out by a very limited contingent of officer-shareholders, and the designated proxy representatives will cast ballots as proxy votes indicate.

In the interim, shareholders with questions regarding the annual meeting may contact Daniel P. Reininga, President and Chief Executive Officer, at Lake Shore Bancorp, Inc. or Rachel A. Foley, Chief Financial Officer, Treasurer and Investor Relations at (716)-366-4070.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020